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                              Hecla Mining Company                  Exhibit 10.7

                 Executive Short-Term Performance Payment Plan


         In August 1994, Registrant adopted a formal Executive Short-Term Performance Payment Plan ("Plan") based on the recommendations of the Compensation Committee of the Registrant's Board of Directors. Under the Plan, executive officers are eligible for annual cash payments based upon a formula established in the Plan covering the period May 1, 1994, to December 31, 1994, and generally described below. The Plan formula for 1994 contains an overall corporate performance element and an individual performance element. Each of these elements was assigned a percentage weight totaling 100%. For 1994, corporate performance was assigned a 80% weight and individual performance was assigned a 20% weight. The Board of Directors, based on recommendations from the Registrant's senior management, established targeted performance goals in key areas called key success factors for the corporate element. For 1994, the key success factors and measures for the corporate element included gold, silver and industrial mineral production (50%), cash flow before capital expenditures (30%), gold and silver reserves (10%), and relative share price (10%).

         Payments under the Plan are determined by the application of a performance formula to these key success factors. At the first quarterly Board meeting after the end of each year, actual performance results are compared against the targeted performance goals as a percentage of the targeted goals for the various key success factors. Actual performance must reach at least 90% of the targeted goal to be included in the performance formula. The key success factors and the percentage weights assigned to each of the elements may be varied from year to year at the discretion of the Board of Directors. The corporate performance element is tied to a formula while the individual performance is discretionary and not based upon any specific formula. Individual performance payments for all eligible executives other than the chief executive officer are based upon the recommendations of the chief executive officer. The Board of Directors, upon recommendation of the Compensation Committee, reviews and approves individual performance payments for all eligible executives, including the chief executive officer.

         The Plan provides that no performance payments may be awarded based upon any of the corporate key success factors if the Registrant does not achieve a net profit before taxes and preferred dividends. However, payments derived from the individual performance element may nevertheless be available pursuant to the Plan. The Registrant's 1994 Short-Term Performance Payments Plan included only corporate and individual elements. In 1995, the short-term performance plan includes targeted goals for departmental performance, in addition to the corporate and individual performance elements. Departmental factors may vary for each department, but include such factors as cost management, internal customer service and production goals for metal and industrial mineral operating divisions.